Exhibit 23.2

Consent of Independent Auditors

We consent to the use in this Registration Statement No. 333-276670 on Form S-1 of our report dated February 2, 2024, relating to the consolidated financial statements of ICU Eyewear Holdings, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Frank, Rimerman + Co. LLP

San Jose, California

February 2, 2024